EXHIBIT 4.2


                            CERTIFICATE OF TRUST OF
                              ATLANTIC CAPITAL I


     THIS Certificate of Trust of Atlantic Capital I (the "Trust"), dated as of June 20, 1996, is being duly executed and filed by The Bank of New York (Delaware), a Delaware banking corporation, as trustee, to create a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.).

     1. Name. The name of the business trust being created hereby is Atlantic Capital I.

     2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

     3. Effective Date. This Certificate of Trust shall be effective upon its filing with the Secretary of State.

     IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Certificate of Trust as of the date first above written.


                                        THE BANK OF NEW YORK
                                        (DELAWARE),
                                        as trustee



                                        By: /s/ Joseph F. Leary
                                           --------------------------
                                        Name:  Joseph F. Leary
                                        Title:  Vice President